EXHIBIT 99

Scripps reports first quarter results

For immediate release                                                                                                       (NYSE: SSP)

April 14, 2005

CINCINNATI – The E. W. Scripps Company today reported double-digit, year-over-year increases in operating revenue and operating income during the first quarter of 2005, reflecting the continued rapid growth of the company’s lifestyle television networks and improved results at its newspapers.

The company’s operating revenue for the first quarter 2005 grew 14 percent year-over-year to $585 million. Operating income for the three-month period reached $114 million, up 16 percent.

First quarter 2005 net income was $70.0 million, or 42 cents per share. In the prior year, first quarter net income was $70.5 million, or 43 cents per share. First quarter 2004 net income included an after-tax gain on investments of $9.5 million, or 6 cents a share.

Strong performance at the company’s Scripps Networks division continues to drive the company’s financial growth. Scripps Networks includes the company’s growing portfolio of national television networks: Home & Garden Television, Food Network, DIY Network, Fine Living and Great American Country (GAC).

Scripps Networks segment profit was up 30 percent year over year to $80.9 million in the first quarter 2005. Segment profit excludes interest, income taxes, investment results and certain other items that are included in net income. Total revenue for the Scripps Networks division increased 28 percent to $203 million.

The increase in revenue and profit at Scripps Networks is attributable to strong performance by the company’s flagship television networks, HGTV and Food Network.

Advertising revenue at Scripps Networks was up 30 percent to $160 million. Revenue from affiliate fees paid by cable system and direct broadcast satellite operators increased 24 percent to $42.0 million.

At the company’s newspapers, segment profit increased 8.3 percent to $64.0 million. Newspapers benefited from continued improvement in help wanted classified advertising, solid growth in preprint and other advertising, including online, strong improvement in joint newspaper operation results and limited expense growth. During the first quarter of 2004, newspaper segment profit was reduced by a $2 million accrual for bad debt expense that was related to the Kmart Corp. bankruptcy case.

During the first quarter 2005, total newspaper revenue reached $182 million, up 2.1 percent over the same period in 2004. Advertising revenue at newspapers managed solely by Scripps for the three-month period was up 3.7 percent to $144 million.

The company’s share of income from joint newspaper operations in Denver, Cincinnati, Albuquerque and Birmingham increased 14 percent to $17.6 million during the first quarter. The contribution to segment profit from joint newspaper operations was up 37 percent to $8.0 million.

At the company’s broadcast television stations, total revenue was down 4.5 percent to $72.3 million during the first quarter, primarily because of the lack of political advertising revenue. Political advertising revenue during the same period in 2004 was $4.2 million. Broadcast television segment profit was down 5.5 percent in the first quarter 2005 to $16.3 million.

At Shop at Home, the company’s television retailing business, first quarter revenue rose 38 percent to $102 million. The company continues to implement its electronic commerce strategy, which includes spending for needed improvements in merchandising, information technology, programming and marketing. The segment loss at Shop at Home in the first quarter was $3.4 million, which is about even with the prior year period.

“Scripps continued to grow during the first quarter of 2005 thanks to the outstanding financial performance of our national television networks and improved results at our daily and community newspapers,” said Kenneth W. Lowe, the company’s president and chief executive officer.

“Our lifestyle television networks, led by HGTV and Food Network, are continuing to benefit from their growing popularity with viewers and increasing advertiser demand for targeted messaging. Strong upfront advertising sales and a solid scatter market resulted once again in solid, double-digit revenue and profit growth at Scripps Networks.”

“At our newspapers, segment profit grew during the first quarter as a result of a modest improvement in advertising sales coupled with prudent expense controls,” Lowe said. “Income from joint newspaper operations grew strongly, primarily as a result of stronger advertising sales in Cincinnati and modest cost reductions in Denver.”

“Retail sales at Shop at Home, our television retailing and electronic commerce subsidiary, grew sharply during the three-month period, as we continue to improve the quality and selection of merchandise available to consumers,” Lowe said. “Losses resulting from deliberate and measured spending to develop the business and implement the company’s electronic commerce strategy remained constant with the prior year quarter.”

“At our broadcast television stations, profits were lower because of the absence of political advertising this year compared to last,” Lowe said. “A general softness in key broadcast television advertising categories, particularly automotive and tele-communications, exacerbated the already difficult year-over-year comparison created by record political advertising in 2004.”

Here are first-quarter results by segment:

Scripps Networks

Scripps Networks segment profit was $80.9 million, up 30 percent from $62.3 million in the prior year period.

Scripps Networks advertising revenue increased 30 percent to $160 million. Affiliate fee revenue was $42.0 million, up 24 percent.

Programming and marketing expenses increased 31 percent to $70.5 million.

Coinciding with the acquisition of GAC in November 2004, the company has decided to enhance the level of financial disclosure of its individual lifestyle television networks.

Specifically, beginning in the first quarter of 2005, the company will report direct expenses and the direct contribution to segment profit for each network. The cost of shared facilities and services will be reported separately as a total amount rather than continuing the previous practice of allocating shared expenses to each of the networks.

Shared expenses were $22.8 million vs. $18.1 million during the first quarter of 2004.

Home & Garden Television directly contributed $63.5 million to segment profit, up 26 percent from the year-ago period. HGTV revenue grew 23 percent to $104 million. Home & Garden Television now reaches about 88 million domestic subscribers, compared with 86 million at the end of the first quarter 2004.

Food Network had revenue of $79.1 million, up 25 percent. The network directly contributed $43.0 million to segment profit, up 31 percent from the first quarter last year. Food Network reaches 87 million domestic subscribers, up from 84 million in the first quarter 2004.

Revenue at DIY was $9.4 million compared with $6.8 million in 2004. DIY directly contributed $1.3 million to segment profit compared to $1.0 million in the first quarter 2004. DIY can be seen in about 32 million households, up from about 28 million a year ago.

Fine Living revenue increased to $6.0 million from $3.7 million the previous year. Operating losses at Fine Living directly reduced segment profit by $630,000 compared with $2.5 million in 2004. Fine Living reaches about 26 million households vs. 21 million at this time a year ago.

Revenue at Great American Country was $3.4 million. On a pro forma basis, as if the company had owned the network for all of 2004, first quarter 2005 revenue was up 33 percent. GAC was acquired by Scripps in November 2004. Operating losses at Great American Country directly reduced segment profit by $900,000.

Newspapers

Total newspaper segment profit was $64.0 million, up 8.3 percent from $59.1 million in the prior year period.

Advertising revenue at newspapers managed solely by Scripps was $144 million, up 3.7 percent. Advertising revenue broken down by category was:

•	Local, up 0.5 percent to $42.5 million.
•	Classified, up 3.3 percent to $57.5 million.
•	National, up 5.9 percent to $10.5 million.
•	Preprint and other, up 8.2 percent to $33.8 million.

Circulation revenue was $33.8 million, down 4.1 percent.

Newsprint expenses increased 3.7 percent on an 8.7 percent increase in newsprint prices.

The company’s newspapers that are managed under joint operating agreements contributed $8.0 million to segment profit, up 37 percent from last year.

Broadcast Television

Broadcast television segment profit decreased 5.5 percent to $16.3 million from $17.2 million in the prior year period.

Broadcast television revenue decreased 4.5 percent to $72.3 million.

Advertising revenue broken down by category was:

•	Political, none vs. $4.2 million in 2004.
•	Local, up 1.3 percent to $45.0 million.
•	National, up 3.8 percent to $23.5 million.
•	Other, down 16 percent to $3.8 million.

Shop at Home

Shop at Home Network revenue was $102 million, up 38 percent from the same year-ago period.

Shop at Home reported a segment loss of $3.4 million vs. a segment loss of $3.6 million in the same period a year ago.

The network reached an average 53 million full-time equivalent homes during the quarter compared with 48 million last year. The revenue per average full-time equivalent home during the trailing twelve-month period ended March 31, 2005, was $6.20 compared with $5.44 for the same year-ago period.

Licensing and Other Media

Revenue was $25.8 million compared with $26.7 million in the prior year period.

Segment profit was $4.9 million compared with $4.3 million in 2004.

Guidance

Based on advance advertising sales, the company currently anticipates second quarter 2005 advertising revenue for Scripps Networks will be up 25 to 30 percent year over year. Affiliate fee revenue for Scripps Networks is expected to increase about 20 percent during the quarter, net of distribution fee amortization. Programming and marketing expenses are expected to increase about 15 to 20 percent in the second quarter as the company continues to invest in building viewership across all four networks.

The company’s developing networks – DIY Network, Fine Living and GAC – and other emerging programming services, collectively, are expected to directly contribute between $1 million and $4 million to segment profit for the full year 2005 compared with a direct reduction to segment profit of $11.4 million in 2004.

Newspaper advertising revenues are expected to be up 3 to 5 percent over the prior year in the second quarter.

At the company’s broadcast television stations, advertising revenues are expected to be up slightly in the second quarter, excluding political. Political advertising in the second quarter 2004 was $6.2 million. Total broadcast television revenue in the second quarter is expected to be down 4 to 6 percent.

The company’s continuing investment in the Shop at Home Network is expected to reduce second quarter segment profit by about $5 million.

Due primarily to increased profitability of the Food Network and the company’s allocation of operating income to Tribune Company, which owns 31 percent of the network, minority interest is expected to be between $15 million and $16 million in the second quarter.

Second quarter earnings per share are expected to be between 51 cents and 55 cents. Earnings per share during the second quarter of 2004 were 52 cents, including unusual items that increased net income by 4 cents per share.

Conference call

The senior management team at Scripps will discuss the company’s first quarter results during a telephone conference call at 9 a.m. ET today. Scripps will offer a live audio Web cast of the conference call. To access the Web cast, visit www.scripps.com, choose “Investor Relations,” then follow the “Live Web Cast” link at the top of the page. Listeners need Windows Media Player to access the call online.

To access the conference call by telephone, dial 1-877-209-0397 (U.S.) or 1-612-332-0923 (International), approximately 10 minutes before the start of the call. Callers will need the name of the call (first quarter earnings report) to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are provided access to the conference call on a listen-only basis.

A replay line will be open from 12:30 p.m. ET April 14 until 11:59 p.m. ET Thursday, April 21. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 775406.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose “Investor Relations” then follow the “Audio Archives” link at the top of the page.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-5 of its 2004 SEC Form 10K.

We undertake no obligation to publicly update any forward-looking statements to reflect events for circumstances after the date the statement is made.

About Scripps

The E.W. Scripps Company is a diverse media concern with interests in national lifestyle television networks, newspaper publishing, broadcast television, television retailing, interactive media and licensing and syndication. All of the company’s media businesses provide content and advertising services via the Internet.

Scripps is organized into the following operating divisions.

Scripps Networks, including the company’s growing portfolio of popular lifestyle television networks. Scripps Networks brands include Home & Garden Television, Food Network, DIY Network, Fine Living, Great American Country (GAC) and HGTVPro. Scripps Networks Web sites include FoodNetwork.com, HGTV.com, DIYnetwork.com, fineliving.com and gactv.com. Scripps Networks programming can be seen in 86 countries.

Scripps Newspapers, including daily and community newspapers in 19 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service. Scripps newspapers include the Rocky Mountain News in Denver, the Commercial Appeal in Memphis, the Knoxville (Tenn.) News Sentinel and the Ventura County (Calif.) Star.

Scripps Television Station Group, including six ABC-affiliated stations, three NBC affiliates and one independent. Scripps operates broadcast television stations in Detroit, Cleveland, Cincinnati, Phoenix, Tampa, Baltimore, Kansas City, Mo., West Palm Beach, Fla., Tulsa, Okla., and Lawrence, Kan.

Shop at Home Network, the company’s television retailing subsidiary, which markets a growing range of consumer goods directly to television viewers and visitors to the Shop at Home Web site, shopathometv.com. Shop at Home reaches about 53 million full-time equivalent U.S. households, including 5 million households via five Scripps-owned Shop at Home affiliated television stations.

United Media, a leading licensing and syndication company. United Media is the worldwide licensing and syndication home of Peanuts, Dilbert and about 150 other features and characters.

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Contact: Tim Stautberg, The E. W. Scripps Company, 513.977.3826

Email: stautberg@scripps.com

THE E. W. SCRIPPS COMPANY

RESULTS OF OPERATIONS

(in thousands, except per share data)	Three months ended March 31,
	2005	2004	Fav(Unf)
Operating revenues	$585,061	$513,656	13.9%
Costs and expenses	(453,892)	(399,660)	(13.6)%
Depreciation and amortization of intangibles	(17,197)	(15,599)	(10.2)%
Gains (losses) on disposal of PP&E	(137)	(138)	0.7%

Operating income	113,835	98,259	15.9%
Interest expense	(7,372)	(7,395)	0.3%
Equity in earnings of JOAs and other joint ventures	19,740	16,663	18.5%
Interest and dividend income	208	1,227	(83.0)%
Other investment results, net of expenses		14,674
Miscellaneous, net	332	203	63.5%

Income before income taxes and minority interests	126,743	123,631	2.5%
Provision for income taxes	45,397	44,870	(1.2)%

Income before minority interests	81,346	78,761	3.3%
Minority interests	11,335	8,242

Net income	$70,011	$70,519	(0.7)%

Net income per diluted share of common stock	$.42	$.43	(2.3)%

Weighted average diluted shares outstanding	165,095	164,368

See notes to results of operations.

Notes to Results of Operations

1. INVESTMENT RESULTS AND OTHER ITEMS

Net income was affected by the following:

Other investment results in the first quarter of 2004 represent realized gains from the sale of certain investments, including Digital Theater Systems. Net income was increased by $9.5 million, $.06 per share.

2. SEGMENT INFORMATION

Our reportable segments are strategic businesses that offer different products and services. Our chief operating decision maker (as defined by Financial Accounting Standard (“FAS”) 131 – Segment Reporting) evaluates the operating performance of our business segments using a measure we call segment profits. Segment profits excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America.

Items excluded from segment profits generally result from decisions made in prior periods or from decisions made by corporate executives rather than the managers of the business segments. Depreciation and amortization charges are the result of decisions made in prior periods regarding the allocation of resources and are therefore excluded from the measure. Financing, tax structure and divestiture decisions are generally made by corporate executives. Excluding these items from our business segment performance measure enables us to evaluate business segment operating performance for the current period based upon current economic conditions and decisions made by the managers of those business segments in the current period.

We account for our share of the earnings of joint operating agreements (“JOAs”) using the equity method of accounting. Our equity in earnings of JOAs is included in “Equity in earnings of JOAs and other joint ventures” in our Results of Operations. Newspaper segment profits include equity in earnings of JOAs and other joint ventures. Scripps Networks segment profits include equity in earnings of FOX Sports Net South and certain other joint ventures.

Information regarding the operating performance of our business segments determined in accordance with FAS 131 and reconciliation to our Results of Operations is as follows:

(in thousands)	Three months ended March 31,
	2005	2004	Fav(Unf)
Segment operating revenues:
Scripps Networks	$202,601	$158,769	27.6%

Newspapers:
Newspapers managed solely by us	182,172	178,473	2.1%
Newspapers operated pursuant to JOAs	64	58	10.3%

Total newspapers	182,236	178,531	2.1%
Broadcast television	72,260	75,658	(4.5)%
Shop At Home	102,144	73,979	38.1%
Licensing and other media	25,820	26,719	(3.4)%

Total operating revenues	$585,061	$513,656	13.9%

Segment profit (loss):
Scripps Networks	$80,941	$62,305	29.9%

Newspapers:
Newspapers managed solely by us	56,016	53,244	5.2%
Newspapers operated pursuant to JOAs	8,008	5,852	36.8%

Total newspapers	64,024	59,096	8.3%
Broadcast television	16,279	17,227	(5.5)%
Shop At Home	(3,423)	(3,621)
Licensing and other media	4,855	4,270	13.7%
Corporate	(11,767)	(8,618)	(36.5)%

Total segment profit	150,909	130,659	15.5%

Depreciation and amortization of intangibles	(17,197)	(15,599)	(10.2)%
Gains (losses) on disposal of PP&E	(137)	(138)
Interest expense	(7,372)	(7,395)	0.3%
Interest and dividend income	208	1,227	(83.0)%
Other investment results, net of expenses		14,674
Miscellaneous, net	332	203	63.5%

Income before income taxes and minority interests	$126,743	$123,631	2.5%

(in thousands)	Three months ended March 31,
	2005	2004	Fav(Unf)
Depreciation:
Scripps Networks	$3,222	$2,568	(25.5)%

Newspapers:
Newspapers managed solely by us	5,168	5,187	0.4%
Newspapers operated pursuant to JOAs	307	297	(3.4)%

Total newspapers	5,475	5,484	0.2%
Broadcast television	4,557	4,518	(0.9)%
Shop At Home	1,339	1,665	19.6%
Licensing and other media	219	158	(38.6)%
Corporate	540	543	0.6%

Total depreciation	$15,352	$14,936	(2.8)%

Amortization of intangibles:
Scripps Networks	$834	$147

Newspapers:
Newspapers managed solely by us	105	106	0.9%
Newspapers operated pursuant to JOAs	67	67

Total newspapers	172	173	0.6%
Broadcast television	290	19
Shop At Home	549	324	(69.4)%

Total amortization of intangibles	$1,845	$663

3. JOINT OPERATING AGREEMENTS

Four of our newspapers are operated pursuant to the terms of JOAs. The Newspaper Preservation Act of 1970 provides a limited exemption from anti-trust laws, permitting competing newspapers in a market to combine their sales, production and business operations in order to reduce aggregate expenses and take advantage of economies of scale, thereby allowing the continuing operation of both newspapers in that market. Each newspaper in a JOA partnership maintains a separate and independent editorial operation.

Information related to the operating results of our JOAs is as follows:

(in thousands)	Three months ended March 31,
	2005	2004	Fav(Unf)
Equity in earnings of JOAs:
Denver	$7,925	$5,963	32.9%
Cincinnati	5,354	4,978	7.6%
Other	4,292	4,504	(4.7)%

Total equity in earnings of JOAs	17,571	15,445	13.8%
Operating revenues	64	58	10.3%

Total	$17,635	$15,503	13.8%

Contribution to segment profit:
Denver	$2,087	$120
Cincinnati	3,350	2,955	13.4%
Other	2,571	2,777	(7.4)%

Total contribution to segment profit	$8,008	$5,852	36.8%

Gannett Newspapers has notified us of its intent to terminate the Cincinnati JOA upon its expiration in December 2007.

4. SCRIPPS NETWORKS

Scripps Networks includes our national television networks: Home & Garden Television (“HGTV”), Food Network, DIY Network (“DIY”), Fine Living, and Great American Country (“GAC”). Programming from our networks can be viewed on demand (“VOD”) on cable television systems in about 84 markets across the United States. Scripps Networks also includes our on-line network, HGTVPro.com, and our 12% interest in FOX Sports Net South, a regional television network. Our networks also operate internationally through licensing agreements and joint ventures with foreign entities.

The networks utilize common facilities and certain sales, operational and support services are shared by the networks. Expenses directly attributable to the operations of a network are charged directly to that network while the costs of shared facilities and services are not allocated to individual networks.

Financial information for Scripps Networks is as follows:

	Three months ended March 31,
(in thousands)	2005	2004	Fav(Unf)
HGTV:
Operating revenues	$104,418	$85,098	22.7%
Direct segment operating expenses	40,870	34,535	(18.3)%

Direct contribution to segment profit	63,548	50,563	25.7%

Food Network:
Operating revenues	$79,069	$63,142	25.2%
Direct segment operating expenses	36,026	30,288	(18.9)%

Direct contribution to segment profit	43,043	32,854	31.0%

DIY:
Operating revenues	$9,426	$6,792	38.8%
Direct segment operating expenses	8,079	5,776	(39.9)%

Direct contribution to segment profit	1,347	1,016	32.6%

Fine Living:
Operating revenues	$5,967	$3,688	61.8%
Direct segment operating expenses	6,600	6,241	(5.8)%

Direct contribution to segment profit	(633)	(2,553)	75.2%

Great American Country:
Operating revenues	$3,381
Direct segment operating expenses	4,296

Direct contribution to segment profit	(915)

Shared expenses	$22,847	$18,065	26.5%

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: March	The E.W. Scripps Company
Report date: April 14, 2005	513-977-3826

( amounts in millions, unless otherwise noted )	March			Year-to-date
	2005	2004	%	2005	2004	%
SEGMENT OPERATING REVENUES
Scripps Networks (1)	$78.3	$60.5	29.4%	$202.6	$158.8	27.6%
Newspapers	63.5	61.8	2.8%	182.2	178.5	2.1%
Broadcast Television	27.2	28.7	(5.2)%	72.3	75.7	(4.5)%
Shop At Home	37.4	23.9	56.5%	102.1	74.0	38.1%
Licensing and Other Media	8.3	8.6	(3.3)%	25.8	26.7	(3.4)%

TOTAL	$214.9	$183.6	17.0%	$585.1	$513.7	13.9%

SCRIPPS NETWORKS (1)
Operating Revenues
Advertising	$62.7	$48.1	30.4%	$159.5	$122.4	30.3%
Affiliate fees, net	15.2	11.5	31.7%	42.0	33.9	23.9%
Other	0.4	0.9	(53.9)%	1.1	2.5	(54.5)%

Scripps Networks	$78.3	$60.5	29.4%	$202.6	$158.8	27.6%

Subscribers (2)
HGTV				88.2	85.5	3.2%
Food Network				87.0	84.2	3.3%
Great American Country				37.4	26.5	41.1%

NEWSPAPERS
Operating Revenues
Local	$15.1	$14.6	3.7%	$42.5	$42.3	0.5%
Classified	19.6	19.1	2.6%	57.5	55.7	3.3%
National	3.6	3.4	6.7%	10.5	9.9	5.9%
Preprints and other	12.1	11.4	6.9%	33.8	31.2	8.2%

Newspaper advertising	50.5	48.5	4.2%	144.3	139.1	3.7%
Circulation	11.4	11.6	(1.8)%	33.8	35.2	(4.1)%
Other	1.7	1.8	(6.3)%	4.1	4.2	(0.4)%

Newspapers	$63.5	$61.8	2.8%	$182.2	$178.5	2.1%

Ad inches (excluding JOAs) (in thousands)
Local	534	533	0.2%	1,479	1,518	(2.6)%
Classified	796	807	(1.5)%	2,296	2,347	(2.2)%
National	106	96	10.7%	290	284	2.2%

Full run ROP	1,436	1,437	0.0%	4,066	4,149	(2.0)%

Share of JOA operating profits (3)	$6.8	$5.3	28.1%	$17.6	$15.4	13.8%

BROADCAST TELEVISION
Operating Revenues
Local	$16.8	$15.7	6.9%	$45.0	$44.4	1.3%
National	8.7	8.8	(1.0)%	23.5	22.6	3.8%
Political	0.0	2.4		0.0	4.2
Other	1.7	1.8	(4.5)%	3.8	4.5	(16.2)%

Broadcast Television	$27.2	$28.7	(5.2)%	$72.3	$75.7	(4.5)%

SHOP AT HOME
Operating Revenues
Shop At Home	$37.4	$23.9	56.5%	$102.1	$74.0	38.1%

Avg. full-time equivalent homes	52.6	47.9	9.8%	53.4	47.6	12.2%

(1)	Operating results include Great American Country since the November 17, 2004 acquisition date.
(2)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.
(3)	Excludes editorial costs.